CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-1 No. 333-220363) and (Form S-8 Nos. 333-108979, 333-166638, 333-180735, and 333-183911) of our report dated September 16, 2019, relating to the December 31, 2018 consolidated financial statements of U.S. Energy Corp., which appears in this Annual Report on Form 10-K.

/s/ Plante & Moran, PLLC

Denver, Colorado
September 16, 2019